UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 22, 2014
Date of Report (Date of earliest event reported)

NANO LABS CORP.
(Exact name of registrant as specified in its charter)

Colorado	333-171658	84-1307164
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Ford Building 615 Griswold Street, 17th Floor Suite 1715 Detroit, Michigan	48226
(Address of principal executive offices)	(Zip Code)

(888) 806-2315
Registrant’s telephone number, including area code

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Effective on March 4, 2014, the Board of Directors of Nano Labs Corp., a Colorado corporation (the "Company") approved the execution of that certain rescission agreement dated March 4, 2014 (the "Rescission Agreement") between the Company and Dr. Victor Castano, the Chief Scientific and Technological Officer and member of the Board of Directors ("Castano"). Previously, the Company and Castano had entered into that certain asset purchase agreement dated October 10, 2012 (the "Asset Purchase Agreement"), pursuant to which Castano sold, assigned and transferred to the Company all rights and assets related to Castano's Nano Coatings Technology (the "Nano Coating Technology"). In consideration thereof and in accordance with the terms and provisions of the Asset Purchase Agreement, the Company issued an aggregate 101,000,000 shares of its restricted common stock to Dr. Castano.

The Board of Directors of the Company previously determined that consummation of the Asset Purchase Agreement wasa not in the best interests of the Company or its shareholders in light of certain difficulties pertaining to the testing of the Nano Coating Technology and thus determined that the Asset Purchase Agreement be rescinded (the “Rescission”) and that all right, title and interest in and to the Nano Coating Technology be returned to Castano.

Therefore, in accordance with the terms and provisions of the Rescission Agreement: (i) the Company and Castano rescinded, cancelled and set aside the Asset Purchase Agreement, including the terms and provisions regarding the issuance of the 101,000,000 shares of restricted common stock by the Company to Castano in exchange for the transfer to Castano of all right, title and interest in and to the Nano Coating Technology; (ii) Castano returned to the Company the share certificate evidencing the 101,000,000 shares of restricted common stock of the Company issued to Castano; (iii) all right, title and interest in and to the Nano Coating Technology was transferred to and in the name of Dr. Victor Castano; (iv) Castano resigned as the Chief Scientific and Technological Officer and a member of the Board of Directors of the Company effective as of March 4, 2014.

Termination of Provisional Patent

On October 31, 2012, Dr. Victor Castano filed an application for patent protection entitled "Nanotechnological Thermal Insulating Coating and Uses Thereof" with the United States Patent, Copyright and Trademark Office (the "Nanothermal Insulation Coating Patent"). The Nanothermal Insulation Coating Patent related to dispersion which provides paints, namely films. More specifically, the subject matter relates to ceramic and/or carbon nanoparticle dispersions containing ceramic and/or carbon nanoparticle having chemically functionalized surface dispersed in a polymeric matrix. Polymeric resin dispersions have been widely utilized as a starting material for paints or coating of film-forming agents, i.e. a starting material for a paint or a coating agent for coating an outside and inside of an aircraft, automobile, external wall surface, a floor material, furniture, etc. On November 13, 2012, the United States Patent, Copyright and Trademark Office issued to Dr. Castano a provisional patent for the Nanothermal Coating Patent, which was assigned to the Company pursuant to the Asset Purchase Agreement.

A provisional patent is for the duration of twelve months from the date of filing with the United States Patent and Copyright Office. A provisional patent would have allowed the Company twelve months of protection of its intellectual property during testing, discussions on production formulations and improve and present our technology to potential clients. The provisional patent would further allow the Company to make improvements before filing its patent application prior to the expiration of the provisional patent. After the twelve month provisional patent term, the Company could have either proceeded to file the patent application or abandon the application if the product was not deemed commercially feasible.

The Company has made the recent decision to not move forward with filing for further patent application with the United States Patent and Copyright Office. The Company has been testing the Nano coating produced in a laboratory production over the past seventeen months. This testing has resulted in recent evidence that the Nano coating is inconsistent in production resulting in clumping of the Nano particle during larger scale production and installation. The Company received a written letter dated February 28, 2014 from the International Searching Authority with regards to their findings (the "Opinion"). The Company thus has made the recent decision to not proceed with further patent application of Dr. Castano's Nano system as it applied to the provisional patent applications. Resolving the issue would result in an increase in production costs from the original estimated cost of $9.00 per gallon to over $36.00 and management has determined that this is cost prohibitive. Management also considered other factors in its analysis regarding termination of the Asset Purchase Agreement including, but not limited to: (i) inconsistency in scaling up production from laboratory production to commercial scale; (ii) inconsistency in performance of the Nano coating product due to clumping of Nano particles; (iii) increase in production costs to compete in the marketplace; and (iii) uncertainty in obtaining patent protection due to the novelty, inventive steps and industrial applicability as outlined in the Opinion of prior patent claims and patents issued on Nano coating technology, which could lead to lawsuits for patent infringement.

Cancellation of Purchase Order for 27,000 Liters

The Company previously announced receipt of a purchase order for twenty-seven thousand (27,000) liters of its nano coatings (the "Purchase Order"). The Purchase Order was issued to Atencio and Atencio and the Company by Urban del Golfo S.A. de CV, a supplier of products to Pemex. Atencio and Atencio is a certified maintenance partner of Pemex since 1991 and carried out the installation of the intumescent fire resistant coatings at Pemex’s Francisco I. Madero Refinery. The Company further disclosed that management deemed the Purchase Order's value at approximately $630,000, had expected to receive the full amount of $630,000 and delivered the first 1,000 liters to Atencio and Atencio to test the production samples.

Subsequently, the buyer deemed the Nano coating to be inconsistent in production resulting in clumping of the nano particle during installation. The Company attempted to resolve this issue resulting in the increase of production costs from $9.00 per gallon to over $36.00 per gallon. Therefore, as of the date of this Current Report, Urban Del Golfo has not paid for the product delivered and has refused to pay for any additional product until the problem is resolved. The Company has not been able to resolve this production issue and deliver the order and, therefore, has decided to abandon the Nano coatings market. Hence, the Purchase Order was cancelled.

Sources of Supply and Raw Materials

The Company previously disclosed that estblishing multiple sources for key components regarding its Nano technology would become very important but had not executed any definitive agreements or contracts with suppliers for raw materials. The products used to manufacture the Nano coatings were Titanium Dioxide, Nano sized Silicon Dioxide, Aluminized Nano sized particles, Carbon Nano Particle and Diamond Nano particle, which were supplied by St Gobain Corporation in the USA. Other products used were varnishes and resins produced by local suppliers like BYR in Mexico. However, as of the date of this Current Report, the Company has made the decision to not pursue the production of the Nano paint coating.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANO LABS CORP.

Date: April 23, 2014	By:	/s/ Bernardo Camacho Chararria
	Name:	Bernardo Camacho Chararria
	Title:	President/Chief Executive Officer